Filed pursuant to Rule 424(b)(3) and Rule 424(c)
Registration Statement No. 333-166850
Prospectus Supplement No. 4
(to Prospectus dated July 14, 2010)

UNIGENE LABORATORIES, INC.

80,760,650 Shares of Common Stock

This prospectus supplement no. 4 supplements the prospectus dated July 14, 2010, as supplemented by prospectus supplement no. 1 dated July 23, 2010 (“Supplement No. 1”), prospectus supplement no. 2 dated August 10, 2010 (“Supplement No. 2”) and prospectus supplement no. 3 dated September 9, 2010 (“Supplement No. 3”), which forms a part of our registration statement on Form S-1 (Registration Statement 333-166850).

Effective as of July 28, 2010, pursuant to an Assignment and Assumption Agreement, Victory Park Credit Opportunities Master Fund, Ltd., the selling stockholder, sold and assigned a portion of the Notes to its affiliate, VPC Fund II, L.P.  In the prospectus, as supplemented, all references to the “selling stockholder” or the “selling stockholders” shall mean (a) Victory Park Credit Opportunities Master Fund, Ltd. before and until July 28, 2010, and (b) Victory Park Credit Opportunities Master Fund, Ltd., VPC Fund II, L.P. or both entities, as appropriate, from and after July 28, 2010.  This prospectus supplement amends and replaces the “Selling Stockholder” table, including the lead-in text and footnotes thereto, beginning on page 25 of the prospectus in order to reflect that assignment.

The prospectus, Supplement No. 1, Supplement No. 2, Supplement No. 3 and this prospectus supplement relate to the sale of up to 80,760,650 shares of Unigene Laboratories, Inc. common stock, par value $.01 per share, by the entities named in the “Selling Stockholder” section of the prospectus (as updated herein), of which 72,114,836 shares will be issuable upon the conversion of senior secured convertible notes held by those entities and the balance of which are currently held of record by Victory Park Credit Opportunities Master Fund, Ltd. We will not receive any proceeds from the sale of our shares by either selling stockholder.

Our common stock is quoted in the OTC Bulletin Board under the symbol “UGNE.” On September 13, 2010, the last reported closing price of our common stock was $0.71 per share. These over-the-counter quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

You should read the prospectus, Supplement No. 1, Supplement No. 2, Supplement No. 3 and this prospectus supplement carefully before you invest. Please refer to “Risk Factors” on page 7 of the prospectus for a discussion of the material risks involved in investing in the shares.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 15, 2010.

Updated Selling Stockholder Information

The information below amends, modifies, supersedes and replaces in its entirety, as of the date of this prospectus supplement, the “Selling Stockholder” table, including the lead-in text and footnotes thereto, beginning on page 25 of the prospectus in order to reflect Victory Park Credit Opportunities Master Fund, Ltd.’s sale and assignment effective as of July 28, 2010, pursuant to an Assignment and Assumption Agreement, of a portion of the Notes to its affiliate, VPC Fund II, L.P.

The following table sets forth certain information known to us regarding the shares of our common stock held as of August 31, 2010 and to be offered from time to time by the entities listed on this Selling Stockholder table and as adjusted to give effect to the sale of certain shares offered hereby. The information regarding shares owned both before and after the offering assumes that the full principal amount of the Notes (i.e., $33,000,000) together with accrued interest thereon is outstanding for their full three-year term and that the Notes are currently convertible into shares of our common stock at a conversion price of $0.70 per share.  The information regarding shares owned after the offering assumes the sale of all those shares offered by each of the selling stockholders and we cannot assure you that such selling stockholder will sell any or all of those shares.  Accordingly, the information included on the following table is provided subject to these assumptions.  To the Company’s knowledge, none of the entities listed on this Selling Stockholder table has an existing short position in the Company’s common stock.

	Ownership	Common Shares	Ownership After Offering
Name of Selling Stockholder	Before Offering Common Shares	that May Be Sold Pursuant to the Offering	Common Shares	Percent of Common Shares Held
Victory Park Credit Opportunities Master Fund, Ltd. (“Credit Opportunities Fund”)(1)	65,237,617 (2)	65,237,617 (2)	0	0%

VPC Fund II, L.P. (3)	15,523,033 (4)	15,523,033 (4)	0	0%

(1)           Victory Park Capital Advisors, LLC (“Capital Advisors”) is the investment manager of Credit Opportunities Fund and consequently may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the securities held by Credit Opportunities Fund. As the manager of Capital Advisors, Jacob Capital, L.L.C. (“Jacob Capital”) may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the securities held by Credit Opportunities Fund. By virtue of Richard Levy’s position as sole member of Jacob Capital, Richard Levy may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the securities held by Credit Opportunities Fund.  Therefore, each of Capital Advisors, Jacob Capital and Richard Levy may be deemed to be the beneficial owner of the securities held by Credit Opportunities Fund.

Credit Opportunities Fund has advised us that (i) it is not a registered broker-dealer, (ii) it does not control and is not controlled by a registered broker-dealer, (iii) it is an affiliate of a registered broker-dealer due solely to its being under common control with a registered broker-dealer, (iv) the broker-dealer that is an affiliate of Credit Opportunities Fund was not involved in the purchase, and will not be involved in the ultimate sale, of the shares, (v) it acquired the shares in the ordinary course of business, and (vi) at the time it acquired the shares, it was not a party to any agreement or other understanding to distribute the shares, directly or indirectly.

(2)           This figure includes the Shares, the Exchange Shares, the Other Shares, and 56,591,803 of the total 72,114,836 Conversion Shares.

(3)           Victory Park GP II, LLC (“Victory Park GP”) is the general partner of VPC Fund II, L.P. and consequently may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the securities held by VPC Fund II, L.P. As the sole member of Victory Park GP, Jacob Capital may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the securities held by VPC Fund II, L.P. By virtue of Richard Levy’s position as sole member of Jacob Capital, Richard Levy may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the securities held by VPC Fund II, L.P.  Therefore, each of Victory Park GP, Jacob Capital and Richard Levy may be deemed to be the beneficial owner of the securities held by VPC Fund II, L.P.

VPC Fund II, L.P. has advised us that (i) it is not a registered broker-dealer, (ii) it does not control and is not controlled by a registered broker-dealer, (iii) it is an affiliate of a registered broker-dealer due solely to its being under common control with a registered broker-dealer, (iv) the broker-dealer that is an affiliate of VPC Fund II, L.P. was not involved in the purchase, and will not be involved in the ultimate sale, of the shares, (v) it acquired the shares in the ordinary course of business, and (vi) at the time it acquired the shares, it was not a party to any agreement or other understanding to distribute the shares, directly or indirectly.

(4)           This figure consists of 15,523,033 of the total 72,114,836 Conversion Shares.